EXHIBIT 99.1

PRESS RELEASE

BOARD AUTHORIZES $300 MILLION SHARE REPURCHASE PROGRAM

CHESAPEAKE, Va. – March 18, 2005 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, today announced that its Board of Directors has authorized the repurchase of up to $300 million of its common stock during the next three years. Stock repurchases may be made, from time-to-time, either in the open market or through privately negotiated transactions, at management’s discretion, depending on market conditions and other factors, in accordance with Securities and Exchange Commission requirements.

After having completed the funding of several infrastructure projects over the past few years, along with the company’s demonstrated ability to self-fund store growth while generating substantial free cash, The Board of Directors approved the increased level of stock repurchase recommended by management.

“We ended fiscal year 2004 with approximately $320 million in cash and investments and believe we have the ability to generate substantial free cash flow over the next three years”, said President and CEO Bob Sasser. “Anticipating we can self-fund future growth and still build cash, we believe a stock repurchase is an appropriate use of funds as well as an excellent way to reward our shareholders.”

The company also announced that the new repurchase effort will supercede its previous re-purchase program which was authorized in November 2002 and which was due to expire this year.

Dollar Tree Stores operates 2764 stores in 48 states as of March 18, 2005.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding our intentions to repurchase stock, our future cash flow and our ability to fund future growth.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 13, 2004 and in our Quarterly Report on Form 10-Q filed December 9, 2004. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Kent Kleeberger, 757-321-5000
www.DollarTree.com